Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Versum Materials, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑213919 and No. 333-222921) on Form S-8 of Versum Materials, Inc. of our reports dated November 21, 2018, with respect to the consolidated balance sheets of Versum Materials, Inc. as of September 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes and financial statement schedule II (collectively, the “(consolidated) financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2018, which reports appear in the September 30, 2018 annual report on Form 10‑K of Versum Materials, Inc. Our report on the consolidated financial statements refers to a change in method of accounting for certain inventories.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 21, 2018